UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 9, 2012

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District Beijing, People’s Republic of China 100190
(Address of principal executive offices)

+86 10 82525361
(Registrant's telephone number, including area code)

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On June 9, 2012, Ms. Jing Liu and Ms. Yang Wang each resigned as members of the Board of Directors of China Advanced Construction Materials Group Inc. (the “Company”), effective immediately. The resignations of Ms. Liu and Ms. Wang were not in connection with any known disagreement with the Company on any matter.

A copy of this report has been provided to each of Ms. Liu and Ms. Wang, and each has been provided with the opportunity to furnish a letter addressed to the Company stating whether she agrees with the statements made in this report, and if not, stating the respects in which she does not agree. Neither Ms. Liu or Ms. Wang have delivered any such letter to the Company.

Appointment of Director

On June 12, 2012, the Board of Directors of the Company appointed Mr. Xinyong Gao and Mr. Ken Ren as members of the Board of Directors of the Company to fill the existing vacancies following the resignations of Ms. Liu and Ms. Wang. The Board of Directors has determined that each of Mr. Gao and Mr. Ren are “independent” as that term is defined under the Nasdaq listing standards. +

In connection with their appointments, Mr. Gao and Mr. Ren each entered into an Director Agreement with the Company, dated June 12, 2012, pursuant to which each director will receive, annually, a fee of $25,000 in cash and 10,000 restricted shares of the Company’s common stock, which shares shall vest in four equal quarterly installments. The foregoing description of the Director Agreements qualified in its entirety by reference to the actual Director Agreements, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Xinyong Gao

Mr. Gao is currently the Operations Director of Capital Holding (International) Limited, Beijing Capital Development Holding Group Co., Ltd., a real estate development company based in China, a position he has held since September 2011. From July 1994 to September 2011, Mr. Gao served in various capacities, most recently the Deputy General Manager, International Engineering Contracting Dept., with Beijing Urban Construction Group Co. Ltd., a China-based construction company which built 41 structures for the 2008 Beijing Olympics. Mr. Gao received his B.A. from Shandong Normal University and his M.B.A. from the Open University of Hong Kong.

Mr. Gao will serve as Chairman of the Company’s Nominating and Governance Committee and as a member of our Audit Committee and. Compensation Committee

Ken Ren

Mr. Ren is currently the chief financial officer of China Green Agriculture Inc., a position he has held since 2010. Previously, Mr. Ren served as a capital market analyst for the Federal Home Loan Bank of Des Moines, where he analyzed, priced, and assisted in trading investments and issuing debt, conducted hedges and performed analytical work for the bank's $20 billion investment portfolio of mortgage whole loan and mortgage backed securities. Before this, Mr. Ren served as a senior investment associate at an asset management subsidiary of Wells Fargo, which provides money management services to institutional clients. Earlier, Mr. Ren worked at Residential Capital LLC, a subsidiary of Ally Financial, where he was responsible for risk analytics and reporting in managing its credit residual portfolio. Mr. Ren received Ph.D. in operations research in 2006, and M.S. in computational finance in 2004, both from Purdue University, West Lafayette.

Mr. Ren will serve as Chairman of the Company’s Audit Committee and as a member of the Compensation Committee and Nominating and Governance Committee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Director Agreement, dated June 12, 2012, between the Company and Xinyong Gao.
10.2	Director Agreement, dated June 12, 2012, between the Company and Ken Ren.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2012	CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By: /s/ Xianfu Han
Xianfu Han
Chief Executive Officer